Exhibit 99.1

Newfield Exploration Offers $500 Million of Senior Subordinated Notes

FOR IMMEDIATE RELEASE

Houston - (March 29, 2006) - Newfield Exploration Company (NYSE:NFX) today announced that it intends to commence an offering of $500 million of its Senior Subordinated Notes due 2016. The Company intends to use the net proceeds from the offering to redeem its 8⅜% Senior Subordinated Notes due 2012 ($250 million aggregate principal amount outstanding) and for general corporate purposes, including to fund a portion of its 2006 capital program and the redemption premium for the 8⅜% Senior Subordinated Notes due 2012.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Subordinated Notes due 2016. The offering will be made under an effective shelf registration statement. A copy of the preliminary prospectus supplement relating to the offering can be obtained from Morgan Stanley & Co. Incorporated. Direct any requests to Morgan Stanley, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email: prospectus@morganstanley.com or by phone at 917-606-8474.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent and the Uinta Basin of the Rocky Mountains. The Company has international exploration and development projects underway in Malaysia, the U.K. North Sea and China.

** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the offering, the availability of capital resources to fund capital expenditures and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.

For information, contact:
Investor Relations:  Steve Campbell (281) 847-6081
Media Relations:  Keith Schmidt (281) 674-2650
Email: info@newfield.com

Newfield Exploration Company
363 N. Sam Houston Parkway East, Ste. 2020
Houston, TX 77060
http://www.newfield.com
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